Exhibit (15)(a)

GRADISON GROWTH TRUST

DISTRIBUTION PLAN

                  Section 1. Gradison Growth Trust and each series thereof (the "Fund"), pursuant to Section 12(b) of the Investment company Act of 1940, as amended (the "1940 Act"), and the rules and regulations promulgated thereunder as the same may be from time to time issued or amended, and specifically pursuant to Rule 12b-1 (the "Rule") promulgated under the 1940 Act, may finance the distribution of securities of which it is the issuer, in accordance with the terms of this Distribution Plan (the "Plan").

                  Section 2. While this Plan is in effect, the Fund may, in respect of the distribution of securities of which it is the issuer, expend funds at an annual rate of up to .50 of 1% of the average daily net assets of the Fund. A majority of the Trustees who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan ("Independent Trustees") may from time to time reduce the amount of such expenditures or may suspend the operation of this Section 2 for such period or periods of time as they may determine. Expenditures pursuant to this Section 2 may be made for any activity primarily intended to result in sale of Fund shares including, but not limited to, service fees to broker-dealers or other persons (including the Fund's Distributor) for providing personal services to shareholders of the Fund, including shareholder liaison services such as responding to shareholder inquiries and providing information to customers about their Fund accounts, expenditures to the Distributor and broker-dealers or other persons for their assistance with respect to distribution of shares of the Fund, expenditures for the printing of Fund prospectuses, statements of additional information, and reports for other than existing shareholders, and the preparation, printing and distribution of sales literature and advertising materials. All expenditures pursuant to the Plan shall be separately made and accounted for by each series.

                  Section 3. While this Plan is in effect, the selection and nomination of those Trustees who are not

"interested persons" of the Trust shall be committed to the discretion of the disinterested Trustees then in office.

                  Section 4. While this Plan is in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall furnish at least quarterly to the Board of Trustees of the Trust, and the Trustees shall review, a written report as to the amounts expended during each quarter and the purposes for which such amounts were expended.

                  Section 5. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually by a majority of the Board of Trustees and a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund. This Plan may not be amended to materially increase the amount of fees incurred as to the Fund without the approval of a majority of the outstanding voting securities of the Fund, and all material amendments to the Plan must be approved by a majority of the Board of Trustees and a majority of the Independent Trustees, by votes cast in person at a meeting called for the purpose of voting on such amendment.

                  Section 6. Any agreement with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund, on not more than sixty days' notice to any other party to the agreement, and (b) that such agreement shall terminate automatically in the event of its assignment.

                  Section 7. As used in this Plan, the terms "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

                  Section 8. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 4 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of any such reports, as the case may be, the first two years in an easily accessible place.

                  Section 9. The Trust's investment adviser (the "Adviser") incurs or may incur certain expenses in connection with the Trust. To the extent that any advisory fees paid by the Trust pursuant to the Investment Advisory Agreement might be considered to be indirectly financing any activity which is "primarily intended to result in the sale of shares" issued by the Trust within the meaning of the Rule, the payment of such advisory fees is authorized under this Plan. Pursuant to the Investment Advisory Agreement between the Trust and its Adviser, the Trust bears all expenses incurred in the operation of the Trust and not specifically assumed by the Adviser under the Investment Advisory Agreement or any other agreement, including the costs of preparing, printing and mailing registration statements, prospectuses, annual, semiannual and other periodic reports furnished to shareholders of the Trust's series and to regulatory authorities; registration, filing and other fees in connection with the requirements of regulatory authorities; expenses of issue, sale, redemption and repurchase of shares of the Fund; expenses incurred in connection with the provision of shareholder services; and legal and accounting expenses incurred in connection with the foregoing. To the extent that any payments made by the Trust pursuant to the Investment Advisory Agreement are considered to be "primarily intended to result in the sale of shares" issued by the Trust within the meaning of the Rule, such payments when made by the Trust pursuant to the Investment Advisory Agreement are authorized under this Plan.

Dated August 12, 1983

As amended October 31, 1994